Exhibit 99.1

[MELLON LOGO]	News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON ANNOUNCES FIRST QUARTER EPS OF $0.38, ROE OF 19.8%

— Quarterly common stock dividend increased by 8% to $0.14 per share —

PITTSBURGH, April 15, 2003—Mellon Financial Corporation (NYSE: MEL) today announced first quarter 2003 income from continuing operations, before the cumulative effect of a change in accounting principle, of $167 million, or 38 cents per share. This compares with $164 million, or 38 cents per share, in the fourth quarter of 2002 and $211 million, or 47 cents per share, in the first quarter of 2002. Net income for the first quarter of 2003 totaled $161 million, or 37 cents per share, and included a charge for the cumulative effect of a change in accounting principle of $7 million after-tax, or 1 cent per share. In the fourth quarter of 2002, net income totaled $166 million, or 38 cents per share, and in the first quarter of 2002 totaled $216 million, or 48 cents per share.

•	Return on equity totaled 19.8 percent in the first quarter of 2003, compared to 19.4 percent in the fourth quarter of 2002 and 24.8 percent in the first quarter of 2002.

•	The Corporation’s pretax operating margin improved to 25 percent in the first quarter of 2003, from 23 percent in the fourth quarter of 2002. The Asset Management Group’s pretax margin improved to 31 percent in the first quarter of 2003, from 26 percent in the fourth quarter of 2002 and the Corporate and Institutional Group’s pretax margin improved to 21 percent from 19 percent, in the same periods.

•	Operating expenses decreased 10 percent from the fourth quarter of 2002 and decreased 2 percent from the first quarter of 2002. These reductions reflect the ongoing benefit of Project LEAP (Lifting Earnings and Performance), the benefit of fourth quarter 2002 severance and lower levels of incentive and discretionary spending.

•	Fee revenue decreased 7 percent from the fourth quarter of 2002 and decreased 11 percent from the first quarter of 2002. The decline reflects the weak market and economic environment impacting all of our businesses as well as lower levels of performance fees during the quarter.

•	The creation of the ABN AMRO Mellon Global Securities Services B.V. had the impact of reducing revenues and expenses by approximately 1 percent compared with the fourth and first quarters of 2002. Prior to the first quarter of 2003, the results of these European-based custody operations had been consolidated, but are now accounted for using the equity method.

Mellon Reports Earnings

April 15, 2003

•	Net interest revenue increased 7 percent compared to the fourth quarter of 2002 and increased 1 percent compared with the first quarter of 2002. The net interest margin was 2.74 percent at March 31, 2003, 2.56 percent at Dec. 31, 2002, and 2.91 percent at March 31, 2002. Although end of period asset levels declined, the average level was higher, driven by the flow of client deposits and higher securities.

•	The Corporation continued to reduce its risk profile. Large corporate loans dropped by $399 million and commitments dropped by $667 million from the fourth quarter of 2002, and nonperforming assets declined by $13 million to $46 million at quarter-end.

•	The effective tax rate was 32.1 percent in the first quarter of 2003 and is expected to be approximately 32 percent for the balance of 2003.

•	As previously disclosed, net income for the period included a one-time after-tax charge of $7 million ($11 million pre-tax), reflecting the cumulative effect of adopting a new accounting principle. The charge relates to the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases.

“Our focus on relentless expense management has enabled us to maintain top-tier returns despite the persistence of challenging market and economic conditions. We will continue to balance the short term environment with long term growth opportunities, aligning expenses and investments to reflect lower-growth revenue trends. We believe that this will enable us to perform relatively well in the short term and allow us to use our capital generation to reward our shareholders and invest in our core business sectors, strengthening Mellon’s strategic positioning,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

The Corporation also increased its quarterly common stock dividend by 8 percent to 14 cents per share. This cash dividend is payable on Thursday, May 15, 2003, to shareholders of record at the close of business on Wednesday, April 30, 2003.

All information in this earnings release, including all supplemental information, reflects continuing operations, before the cumulative effect of a change in accounting principle, unless otherwise noted. Net income amounts include the results of discontinued operations, discussed further on pages 18 and 19.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $566 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Mellon Reports Earnings

April 15, 2003

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 1:30 p.m. EDT on Tuesday, April 15, 2003. This conference call and webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (877) 420-2982 (U.S.) and (847) 619-6129 (international) or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 1 p.m. EDT on April 15, 2003. Replays of the conference call and webcast will be available beginning April 15, 2003 at approximately 5 p.m. EDT until Tuesday, April 29, 2003 at 5 p.m. EDT by dialing (800) 479-6248 (U.S.) or (402) 220-5162 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com during the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, effective tax rates; the impact on investment management fees of changes in the Standard & Poor’s 500 Index; and pension benefit credits. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the level of tax-free income; changes in the mix of assets under management; change in the relevant benchmark to measure changes in investment management fees; and substantial changes in the number of participants in the pension plan. Such forward-looking statements speak only as of April 15, 2003, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after April 15, 2003, or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

April 15, 2003

Noninterest Revenue

	Quarter ended
(dollar amounts in millions, unless otherwise noted)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Trust and investment fee revenue:
Investment management	$318	$349	$370
Human resources services (a)	240	255	269
Institutional trust and custody	109	115	117
Securities lending revenue	15	16	19

Total trust and investment fee revenue	682	735	775
Cash management revenue	75	74	68
Foreign exchange revenue	38	30	35
Securities trading revenue	5	13	4
Financing-related revenue	32	41	34
Equity investment revenue	3	(21)	21
Other	6	28	6

Total fee and other revenue	841	900	943
Gains on sales of securities	11	31	—

Total noninterest revenue	$852	$931	$943

Fee revenue as a percentage of fee and net interest revenue (FTE)	84%	86%	86%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	67%	69%	70%

Market value of assets under management at period end (in billions)	$566	$581	$610
Market value of assets under administration or custody at period end (in billions)	$2,300	$2,276	$2,324

S&P 500 Index at period end	848	880	1,147

(a)	Amounts do not necessarily agree with those presented in Business Sectors on page 12, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent basis.

Note:  For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $841 million in the first quarter of 2003 decreased $59 million, or 7% (unannualized), from the fourth quarter of 2002, primarily due to a 7% (unannualized) decrease in trust and investment fee revenue, as well as lower financing related revenue, partially offset by an increase in equity investment revenue and foreign exchange revenue. As discussed further under the applicable fee categories on the following pages, the 7% decrease in trust and investment fee revenue was principally due to lower performance fees, a decrease in the market value of assets under management, lower benefit plan administration revenue and the Dec. 31, 2002, formation of the global custody joint venture ABN AMRO Mellon Global Securities Services B.V. A portion of the Corporation’s global custody operations are now a part of the joint venture, which resulted in an $11 million reduction in fee revenue in the first quarter of 2003 compared with the fourth quarter of 2002.

Fee revenue decreased $102 million, or 11%, in the first quarter of 2003 from $943 million in the first quarter of 2002 primarily due to lower trust and investment fee revenue and equity investment revenue.

Mellon Reports Earnings

April 15, 2003

Trust and investment fee revenue decreased $93 million, or 12%, in the first quarter of 2003 from $775 million in the first quarter of 2002 primarily due to the same factors discussed in the comparison to the fourth quarter of 2002.

Investment management fee revenue

Investment management fee revenue decreased $31 million, or 9% in the first quarter of 2003 compared with the fourth quarter 2002, and $52 million, or 14%, compared with the first quarter of 2002 primarily due to a lower level of performance fees and lower mutual fund management fees. Of the $31 million decrease in investment management fees from the fourth quarter of 2002, $20 million is from lower performance fees, approximately $5 million is the estimated impact of market depreciation on equity assets under management using the S&P 500 Index/sensitivity noted below, and the actual change in the S&P 500 Index, and the remaining decrease is primarily from lower levels of other assets under management and the impact of one less business day. Of the $52 million decrease from the first quarter of 2002, $17 million is from lower performance fees, and the remaining decrease is primarily the estimated impact of market depreciation on equity assets under management estimated using the following S&P 500 revenue sensitivity and the actual change in the index shown below.

The Corporation estimates that a sustained (one-year) 100-point change in the S&P 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $45 million to $60 million annually in investment management fees.

Market index	Index change at March 31, 2003 compared with		% change at March 31, 2003 compared with
	Dec. 31, 2002	March 31, 2002	Dec. 31, 2002	March 31, 2002

S&P 500 Index	(32)	(299)	(3.6)%	(26.1)%

Performance fees are earned by investment managers as the investment performance of their products exceeds various benchmarks, and are primarily recorded in the fourth and first quarters each year. Performance fees, which totaled less than $1 million in the first quarter of 2003, $20 million in the fourth quarter of 2002 and $17 million in the first quarter of 2002, are included in institutional investment management fees. Mutual fund management fees are based upon the daily average net assets of each fund. The average level of mutual fund assets were lower in the first quarter of 2003 compared with both the fourth and first quarters of 2002. As shown in the table on the following page, fees from proprietary equity mutual funds decreased $4 million, and fees from proprietary money market funds decreased $4 million in the first quarter of 2003 compared with the fourth quarter of 2002, and $19 million and $3 million, respectively, compared with the first quarter of 2002. The average net assets of proprietary mutual funds managed in the first quarter of 2003 were $181 billion, down $7 billion, or 4% from $188 billion in the fourth quarter of 2002, and down $14 billion, or 7%, from $195 billion in the first quarter of 2002.

Mellon Reports Earnings

April 15, 2003

Proprietary equity funds averaged $34 billion in the first quarter of 2003, a decrease of $2 billion, or 5%, compared with $36 billion in the fourth quarter of 2002, and a decrease of $13 billion, or 27%, compared with $47 billion in the first quarter of 2002.

Investment management fee revenue	Quarter ended
(in millions)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Managed mutual funds (a):
Equity funds	$51	$55	$70
Money market funds	73	77	76
Bond and fixed-income funds	35	35	35
Nonproprietary	9	13	8

Total managed mutual funds	168	180	189
Institutional	73	92	99
Private clients	77	77	82

Total investment management fee revenue	$318	$349	$370

(a)	Net of quarterly mutual fund fees waived and fund expense reimbursements of $10 million, $11 million and $10 million at March 31, 2003; Dec. 31, 2002; and March 31, 2002, respectively.

As shown in the following table, the market value of assets under management was $566 billion at March 31, 2003, a $15 billion, or 3% (unannualized), decrease from $581 billion at Dec. 31, 2002, and a $44 billion, or 7%, decrease from $610 billion at March 31, 2002. The $566 billion of assets managed were comprised as follows: 30% equities; 22% fixed income; 31% money market; 8% overlay and global fixed-income products; and 9% securities lending cash collateral.

Market value of assets under management at period end
(in billions)	March 31, 2003		Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002

Mutual funds managed:
Equity funds	$33		$36	$34	$43	$48
Money market funds	115		126	125	123	121
Bond and fixed-income funds	27		27	27	26	26
Nonproprietary	18	(a)	18	17	21	24

Total mutual funds managed	193		207	203	213	219
Institutional (b)	326	(a)	326	313	326	339
Private clients	47		48	46	49	52

Total market value of assets under management	566		$581	$562	$588	$610

S&P 500 Index at period end	848		880	815	990	1,147

(a)	At March 31, 2003, the combined market values of $18 billion of nonproprietary mutual funds and $326 billion of institutional assets managed, by asset type, were as follows: $88 billion equities, $22 billion balanced, $80 billion fixed income, $109 billion money market (which includes securities lending assets of $52 billion); and $45 billion in overlay and global fixed-income products, for a total of $344 billion.
(b)	Includes assets managed at Pareto Partners of $30 billion at March 31, 2003, $32 billion at Dec. 31, 2002, $32 billion at Sept. 30, 2002, $35 billion at June 30, 2002, and $34 billion at March 31, 2002. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Mellon Reports Earnings

April 15, 2003

Changes in market value of assets under management (in billions)	First quarter 2003	March 31, 2002 to March 31, 2003

Market value of assets under management at beginning of period	$581	$610
Net inflows (outflows) (a):
Long-term	1	7
Money market	(6)	(4)

Total net inflows (outflows)	(5)	3
Net market appreciation (depreciation) (a)	(10)	(50)
Acquisitions	—	3

Market value of assets under management at end of period	$566	$566

(a)	Preliminary.

Institutional trust and custody revenue

The $6 million, or 4%, decrease in institutional trust and custody revenue in the first quarter of 2003 compared to the fourth quarter of 2002, and the $8 million, or 6%, decrease compared with the first quarter of 2002 were principally due to the formation of the ABN AMRO Mellon global custody joint venture on Dec. 31, 2002. Excluding the impact of the new joint venture, institutional trust and custody fees increased approximately 3% (unannualized) compared with the fourth quarter of 2002, reflecting the impact of net new business, and was essentially flat compared with the first quarter of 2002 as the impact of net new business was offset by the effect of market depreciation.

As shown in the table below, assets under administration or custody totaled $2.300 trillion at March 31, 2003, an increase of $24 billion compared with $2.276 trillion at Dec. 31, 2002. The increase resulted from $27 billion of net new business conversions and the positive effect of foreign exchange rates, partially offset by market depreciation.

Market value of assets under administration or custody at period end
(in billions)	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002

Market value of assets under administration or custody (a)(b)	$2,300	$2,276	$2,209	$2,213	$2,324

S&P 500 Index at period end	848	880	815	990	1,147

(a)	Includes $327 billion of assets at March 31, 2003; $322 billion of assets at Dec. 31, 2002; $315 billion at Sept. 30, 2002; $326 billion at June 30, 2002; and $304 billion at March 31, 2002, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(b)	Assets administered by the Corporation under ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $218 billion at March 31, 2003 and $221 billion at Dec. 31, 2002. Assets administered by the Corporation under ABN AMRO Mellon, a previous strategic alliance of the Corporation and ABN AMRO, included in the table above were $157 billion at Sept. 30, 2002; $166 billion at June 30, 2002; and $139 billion at March 31, 2002.

Securities lending revenue

Securities lending revenue totaled $15 million in the first quarter of 2003 compared with $16 million in the fourth quarter of 2002 and $19 million in the first quarter of 2002, as the effect of higher volumes was offset by narrower margins.

Mellon Reports Earnings

April 15, 2003

Human resources services fee revenue

Human resources services fee revenue reflects revenue generated by Buck Consultants, Mellon HR Solutions and Mellon Investor Services, and totaled $240 million in the first quarter of 2003, a decrease of $15 million, or 6% (unannualized), from the fourth quarter of 2002, and $29 million, or 11%, from the first quarter of 2002. Buck Consultants fee revenue increased 5% compared with the fourth quarter of 2002 due to the seasonality of services and increased project work, but decreased 13% compared with the first quarter of 2002, due principally to a slowdown in discretionary spending by large corporate customers since the first half of 2002. Mellon HR Solutions fee revenue decreased 13% and 17% from the fourth and first quarters of 2002, respectively. These decreases reflected the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002, continued weakness in discretionary project spending by large corporate customers as well as lower volumes due to fewer clients and benefit plan participants. Mellon Investor Services fee revenue decreased 12% compared to the fourth quarter of 2002, reflecting seasonality, and was essentially flat compared with the first quarter of 2002.

Cash management revenue

Cash management fee revenue in the first quarter of 2003 increased $1 million, or 1% (unannualized), compared with the fourth quarter of 2002, and increased $7 million, or 10%, compared with the first quarter of 2002. These increases primarily resulted from higher volumes of electronic services. Fee revenue also increased due to the declining interest rate environment which resulted in lower compensating balance earnings for those customers maintaining balances in lieu of paying fees. Cash management fee revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on these compensating balances are recognized in net interest revenue.

Foreign exchange revenue

Foreign exchange revenue totaled $38 million in the first quarter of 2003, an $8 million, or 27% (unannualized), increase compared with the fourth quarter of 2002, and a $3 million or 10% increase compared with the first quarter of 2002. These increases were primarily due to higher levels of market volatility in major currencies.

Securities trading revenue

Securities trading revenue totaled $5 million in the first quarter of 2003, an $8 million, or 64% (unannualized), decrease compared with the fourth quarter of 2002, and a $1 million, or 17%, increase compared with the first quarter of 2002.

Financing-related revenue

Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate owned life insurance. Financing-related revenue decreased $9 million, or 23%, in the first quarter of 2003 compared with the fourth quarter of 2002, and $2 million, or 5%, compared with the first quarter of 2002. The decreases primarily reflect lower yields on corporate owned life insurance and lower fees from the services and liquidity and credit support facilities provided to Three Rivers Funding Corp., an asset-backed commercial paper entity.

Mellon Reports Earnings

April 15, 2003

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, was $3 million in the first quarter of 2003 compared with a loss of $21 million in the fourth quarter of 2002 and income of $21 million in the first quarter of 2002. Revenue from venture capital activities totaled $1 million in the first quarter of 2003 as positive fair valuation adjustments of privately and publicly held direct investments were offset by negative valuation adjustments of third party indirect funds. Results from venture capital activity were a loss of $27 million in the fourth quarter of 2002 and a gain of $5 million in the first quarter of 2002. Equity income from non-venture capital investments accounted for under the equity method of accounting totaled $2 million in the first quarter of 2003 compared with $6 million in the fourth quarter of 2002 and $4 million in the first quarter of 2002. The first quarter of 2002 also had $12 million of gains on the sale of equity securities.

Other revenue

Other revenue totaled $6 million in the first quarter of 2003, compared with $28 million in the fourth quarter of 2002 and $6 million in the first quarter of 2002. The fourth quarter of 2002 included a $23 million gain from the resolution of indemnification issues and sales of remaining residential loans related to the 1999 sale of the Corporation’s mortgage businesses.

Gains on sales of securities

The gains on the sales of securities of $11 million in the first quarter of 2003 resulted from the sale of $413 million of other mortgage-backed securities, $45 million of U.S. agency mortgage-backed securities and $34 million of obligations of state and political subdivisions in the securities available for sale portfolio. The sales and subsequent reinvestment of proceeds were undertaken to better position the portfolio for an extended period of low interest rates associated with a weak economy. At March 31, 2003, net unrealized gains remaining in the Corporation’s available for sale portfolio were $201 million, up from $189 million at Dec. 31, 2002.

Net Interest Revenue

	Quarter ended
(dollar amounts in millions)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Net interest revenue (FTE)	$160	$149	$158
Net interest margin (FTE)	2.74%	2.56%	2.91%

Average money market investments	$3,122	$2,784	$2,536
Average trading account securities	814	800	689
Average securities	11,740	10,508	9,464
Average loans	8,212	9,217	9,079
Funds allocated to discontinued operations	—	—	474

Average interest-earning assets	$23,888	$23,309	$22,242

Note: FTE denotes presentation on a fully taxable equivalent basis.

Mellon Reports Earnings

April 15, 2003

Net interest revenue on a fully taxable equivalent basis increased $11 million, or 7%, in the first quarter of 2003 compared with the fourth quarter of 2002 and $2 million, or 1%, compared with the first quarter of 2002. The increase compared with the fourth quarter of 2002 primarily resulted from a higher level of interest-earning assets as well as a higher net interest margin, in part due to a lower cost of funds. This increase was partially offset by the impact of the formation of the ABN AMRO Mellon global custody joint venture which resulted in a $3 million reduction in net interest revenue compared with the fourth quarter of 2002. Average interest-earning assets increased $579 million compared with the fourth quarter of 2002, primarily due to higher levels of securities partially offset by a lower level of loans.

Operating Expense

	Quarter ended
(dollar amounts in millions)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Staff expense:
Compensation	$327	$351	$325
Employee benefits	59	40	38
Incentive (a)	67	100	113

Total staff expense	$453	$491	$476
Professional, legal and other purchased services	92	107	83
Net occupancy expense	64	60	63
Equipment expense	54	62	56
Business development	25	33	32
Communications expense	27	27	28
Amortization of other intangible assets	5	5	3
Other expense	38	53	31

Total operating expense	$758	$838	$772

Efficiency ratio (b)	75%	79%	70%

Average full-time equivalent staff	23,500	24,100	24,000
Period-end headcount (c)	22,200	22,500	22,800

(a)	Beginning Jan. 1, 2003, the Corporation started recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in the Statements of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Stock option expense recorded in the first quarter of 2003 totaled less than $1 million.
(b)	Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding gains on the sales of securities.
(c)	Period-end headcount does not include the equivalent staff impact of temporaries, contractors or overtime, which are included in average full-time equivalent staff.

Operating expense totaled $758 million in the first quarter of 2003, a decrease of $80 million, or 10%, compared with the fourth quarter of 2002. This decrease reflected lower staff expense; professional, legal and other purchased services; equipment expense; business development expense and other expense.

The lower staff expense resulted from: a $33 million decrease in incentive expense reflecting a lower level of fee revenue; a $24 million decrease in compensation expense reflecting a $15 million decrease in severance expense ($3 million in the first quarter of 2003 compared with $18 million in the fourth quarter of 2002) and lower base salary expense, due in part to the formation of the ABN AMRO Mellon global custody joint venture. The decrease in staff expense was partially offset by a $19 million increase in employee

Mellon Reports Earnings

April 15, 2003

benefits expense due primarily to a $16 million lower pension credit. The net periodic pension benefit credit is expected to be $27 million pre-tax in the full-year 2003 compared with a $97 million pre-tax credit in the full-year 2002. The decreases in the remaining expense categories resulted from lower professional and consulting expenses, lower advertising and travel expenses, and a lower level of operational errors. The impact of the formation of the ABN AMRO Mellon global custody joint venture resulted in a $14 million reduction in operating expenses compared with the fourth quarter of 2002.

Operating expense decreased $14 million, or 2%, compared with the first quarter of 2002 primarily due to lower incentive expense, lower base salary expense, and the impact of the formation of the ABN AMRO Mellon joint venture, partially offset by a lower pension credit and higher medical and other benefits expense and approximately $5 million of additional staff expense from acquisitions.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was 32.1% in the first quarter of 2003, compared with 32.8% for the full-year 2002. It is currently anticipated that the effective tax rate will remain at approximately 32% for the balance of 2003.

Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. The Corporation’s lines of business serve two major classes of customers — high net worth individuals/families, and large institutional customers. Lines of business that offer similar or related products and services to common or similar customer decision makers have been aggregated into six core business sectors. In addition, Other Activity, as discussed further on page 14, consists of all activities not aggregated in the Corporation’s core business sectors. In the first quarter of 2003, the Corporation revised its capital allocations to the core sectors to better reflect the economic capital required for these businesses, and in anticipation of an increase in required capital as proposed by the new Basel accord.

Mellon Reports Earnings

April 15, 2003

Business Sectors - Quarterly data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pretax Operating Margin
	1Q03	4Q02	1Q02	1Q03	4Q02	1Q02	1Q03	4Q02	1Q02
Asset Management:
Institutional Asset Management	$122	$145	$147	$8	$9	$30	6%	6%	20%
Mutual Funds	122	130	142	45	44	58	37	34	41
Private Wealth Management	131	125	137	63	52	66	48	41	48

Total Asset Management Group	375	400	426	116	105	154	31	26	36

Corporate & Institutional Services:
Asset Servicing	170	172	182	42	34	53	25	19	29
Human Resources Services	249	264	274	—	14	22	—	6	8
Treasury Services	211	208	200	89	77	87	42	37	44

Total Corporate & Institutional Services Group	630	644	656	131	125	162	21	19	25

Total Core Business Sectors	$1,005	$1,044	$1,082	$247	$230	$316	25%	22%	29%
Other Activity	16	48	29	12	18	19	N/M	N/M	N/M

Consolidated Results	$1,021	$1,092	$1,111	$259	$248	$335	25%	23%	30%

N/M — Not meaningful for this disclosure.

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals, aggregated into three business sectors — Institutional Asset Management, Mutual Funds and Private Wealth Management. Institutional Asset Management is comprised of Mellon Institutional Asset Management, which consists of a number of individual asset management companies offering a broad range of equity, fixed income and liquidity management products; and Mellon Global Investments, which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management consists of investment management, wealth management and banking services.

Results for the Asset Management Group for the first quarter of 2003 compared with the fourth quarter of 2002 reflect an 11% (unannualized) increase in income before taxes as a 6% decline in revenue was more than offset by a 12% decline in expenses. The decrease in revenue is due to a lower level of performance fees in the Institutional Asset Management sector and the impact of market depreciation and lower levels of assets managed in the sectors. This decrease was partially offset by higher net interest revenue in the Private Wealth Management sector. Investment management fees are based on the market value of assets under management. As shown in the table on page 7, assets under management declined $15 billion from Dec. 31, 2002, resulting from market depreciation and net outflows of funds. Equity market levels, as represented by the S&P 500 Index, decreased 4% compared with Dec. 31, 2002. The expense decreases in the sectors resulted from lower staff expense, primarily incentive expense, lower advertising, marketing and other

Mellon Reports Earnings

April 15, 2003

discretionary expenditures and a lower level of operational errors. The pretax operating margin for the group was 31% in the first quarter of 2003, compared with 26% in the fourth quarter of 2002.

Results for the Asset Management Group for the first quarter of 2003 compared with the first quarter of 2002 reflect a 25% decrease in income before taxes resulting from a 12% decrease in revenue which more than offset a 4% decrease in expenses. The decrease in revenue primarily resulted from the impact of market depreciation and a lower level of performance fees in the Institutional Asset Management sector and market depreciation in the Private Wealth Management sector and a lower average level of equity funds in the Mutual Fund sector. Equity market levels, as represented by the S&P 500 Index, decreased 26% compared with March 31, 2002. The decrease in expenses primarily resulted from lower staff expense, primarily incentive expense, as well as lower advertising, marketing and other discretionary expenditures in all sectors. The pretax operating margin for the group was 31% in the first quarter of 2003 compared with 36% in the first quarter of 2002.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services, as well as services for investment managers; human resources consulting and outsourcing services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors — Asset Servicing, Human Resources Services and Treasury Services. Asset Servicing includes institutional trust and custody, foreign exchange, derivative products, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures. Human Resources (HR) Services consists primarily of Buck Consultants, Mellon HR Solutions and Mellon Investor Services. The HR Services sector provides human resources consulting, outsourcing and administrative services that leverage technology to support client HR administration and employee benefit plan administration, as well as investor services such as shareholder and securities transfer services. Treasury Services includes global cash management, credit products for large corporations, insurance premium financing, commercial real estate lending, corporate finance, securities underwriting and trading and activities of Mellon 1st Business Bank in California.

Results for the Corporate & Institutional Services Group compared with the fourth quarter of 2002 reflect a 4% (unannualized) increase in income before taxes, as the impact of a 2% reduction in revenue was more than offset by a 4% reduction in expenses. The revenue and expense reductions were due in large part to the formation of the ABN AMRO Mellon global custody joint venture in the Asset Servicing sector. Excluding the impact of this joint venture, revenue in this sector increased 7% from higher foreign exchange revenue, net interest revenue and institutional trust and custody revenue. Revenue decreased 6% in the HR services sector reflecting lower transaction volumes partially attributable to the seasonality of certain products, continued weakness in discretionary project spending by large corporate customers and a lower number of benefit plan participants. The Treasury Services sector showed a 1% increase in revenues and a 6% reduction in expenses resulting in a 14% increase in income before taxes. Expenses in all sectors were impacted by lower staff expense, primarily lower incentive expense, and lower discretionary expenditures. The pretax operating margin for the group was 21% in the first quarter of 2003 compared with 19% in the fourth quarter of 2002.

Results for the Corporate & Institutional Services Group for the first quarter of 2003 compared with the first quarter of 2002 reflect a 4% decrease in revenue and a 1% increase in expenses, resulting in a 19% decrease in income before taxes. Revenue and expenses were impacted by the formation of the ABN AMRO Mellon global custody joint venture in the Asset Servicing sector. Excluding the impact of this joint venture,

Mellon Reports Earnings

April 15, 2003

revenue in this sector increased 1% primarily from higher foreign exchange revenue primarily offset by lower net interest revenue. Growth in institutional trust and custody fees from net new business wins was largely offset by market depreciation. Revenue decreased 9% in the HR Services sector due primarily to the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002, a slowdown in discretionary spending by large corporate customers and a lower number of benefit plan participants and transaction volumes. The Treasury Services sector showed a 5% increase in revenue due in part to higher cash management fees. The increase in expenses for the group compared with the first quarter of 2002, reflects higher employee benefits expense, primarily offset by lower incentive expense. The pretax operating margin for the group was 21% in the first quarter of 2003 compared with 25% in the first quarter of 2002.

Other Activity

Other Activity includes results for large ticket leasing, which is in a runoff mode, and certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated, for management reporting purposes, to the core business sectors.

Included in other activity in the first quarter of 2003 is $11 million of gains from the sale of securities undertaken to better position the portfolio for an extended period of low interest rates associated with the weak economy. The results in Other Activity for the fourth quarter of 2002 included $27 million of net losses related to venture capital investments and $31 million in gains on the sale of mortgage-backed investment securities, a $23 million gain from the resolution of indemnification issues and sales of remaining residential loans related to the 1999 sale of the mortgage business and $18 million of severance expenses.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) for the core sectors is recorded on a net charge-off basis, and totaled $4 million in the first quarter of 2003. Credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. When a determination is made that a borrowing arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors. The Corporation’s business exits strategy is a strategy to exit all credit relationships for which a broad-fee based relationship resulting from the cross-sale of the Corporation’s fee-based services does not exist, or for which the customer does not meet the Corporation’s credit quality criteria. The loans and leases transferred to this classification include the Corporation’s large ticket lease portfolio, which was principally transaction based; selected types of loans which were also transaction based (leveraged loans, project financings); and loans to companies where a broad fee-based relationship does not exist or for which the customer does not meet the Corporation’s credit quality criteria. The Corporation will not renew its credit relationship with such companies when the respective contractual commitment periods end. The Corporation may consider selling remaining loans and commitments on a case-by-case basis as opportunities arise.

Mellon Reports Earnings

April 15, 2003

Provision and Reserve for Credit Exposure

	Quarter ended
(dollar amounts in millions)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Reserve for loan losses (a):
Balance at beginning of period	$127	$127	$96
Net credit (losses) recoveries (b)	(2)	2	(3)
Net change in reserves from transfers and other activity	—	(2)	9
Provision for loan losses	(11)	—	4

Balance at end of period	$114	$127	$106

Reserve for unfunded commitments (a):
Balance at beginning of period	$52	$52	$42
Loss on sale of commitments	(3)	(6)	—
Net change in reserves from transfers and other activity	—	—	(10)
Provision for unfunded commitments	15	6	—

Balance at end of period	$64	$52	$32

Total reserve for credit exposure	$178	$179	$138

Annualized net credit losses (recoveries) to average loans	.09%	(.08)%	.15%

Reserve for loan losses:
As a percentage of total loans (c)	1.46%	1.51%	1.11%
As a percentage of nonperforming loans (c)	253%	222%	143%

(a)	In the second quarter of 2002, the Corporation began to record the reserve for unfunded loan commitments as a liability. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.
(b)	Includes write-downs resulting from loan sales. Substantially all of the net credit losses relate to commercial and financial loans.
(c)	At period end.

The provision for credit losses totaled $4 million in the first quarter of 2003, compared with $6 million in the fourth quarter of 2002 and $4 million in the first quarter of 2002. The provision in the first quarter of 2003 consisted of an $11 million credit for loan losses and a $15 million provision for unfunded commitments. The $11 million credit for loan losses resulted from a lower level of loan outstandings resulting in a lower level of required reserves. The $15 million provision for unfunded commitments reflected a decline in credit quality of certain industries, including the automotive and energy industries.

Mellon Reports Earnings

April 15, 2003

Nonperforming Assets

(dollar amounts in millions)	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	March 31, 2002

Nonperforming loans:
Commercial and financial	$42	$54	$55	$69
Personal	3	3	5	2
Commercial real estate	—	—	7	3

Total nonperforming loans	45	57	67	74
Acquired property:
Real estate acquired	1	2	2	1
Other assets acquired	—	—	—	—

Total acquired property	1	2	2	1

Total nonperforming assets	$46	$59	$69	$75

Nonperforming loans as a percentage of total loans	.58%	.68%	.72%	.77%
Nonperforming assets as a percentage of total loans and net acquired property	.59%	.70%	.74%	.79%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.01%	2.66%	3.14%	3.00%

The $13 million decrease in nonperforming assets compared with Dec. 31, 2002, primarily resulted from the sale of $11 million of the remaining balance of the loan to WorldCom, Inc. Of the $46 million balance of total nonperforming assets at March 31, 2003, $38 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $4 million was the remaining balance of the loan to WorldCom, Inc. and $4 million consists of various smaller loans and acquired assets.

Mellon Reports Earnings

April 15, 2003

Unfunded Commitments To Extend Credit

Unfunded commitments to extend credit totaled $18.2 billion at March 31, 2003, a $0.6 billion, or 3%, reduction compared with Dec. 31, 2002. These decreases resulted from the reduction or elimination of exposure at the maturity of the commitment, and from sales.

Unfunded commitments to extend credit at March 31, 2003
(dollar amounts in millions)

	Unfunded commitments to extend credit
	Number of customers (b)		Investment grade (c)	Commitment expiration			Memo: Loans
Industry sector (a)		Commitments		<1 year	1-5 years	>5 years
Large corporate:
Financial institutions	33	$1,999	100%	$1,646	$353	$—	$62
Captive finance companies	10	923	97%	553	370	—	27
Insurance	48	1,726	99%	1,016	710	—	82
Electric and gas utilities	46	1,312	100%	970	342	—	217
Investment management companies	25	1,055	100%	968	87	—	79
Energy	31	939	97%	520	419	—	64
Services	33	895	99%	587	308	—	171
Electrical and electronic equipment	18	694	90%	289	405	—	76
Cable/media	20	688	90%	201	478	9	222
Telecommunications	7	621	100%	515	106	—	50
Chemicals	23	616	92%	227	389	—	63
Metals	9	567	95%	318	249	—	20
Food, tobacco and kindred products	10	514	100%	112	402	—	14
All other	196	4,477	88%	1,890	2,574	13	1,240

Total commercial and financial—large corporate	509	$17,026	96%	$9,812	$7,192	$22	$2,387
Total commercial and financial—other (d)	1,244	$548	39%	$475	$67	$6	$1,848

Total (e)	1,753	$17,574	94%	$10,287	$7,259	$28	$4,235
Commercial real estate	207	369	64%	134	224	11	2,250
Personal loans	N/M	269	N/M	206	46	17	1,333

Total	N/M	$18,212	N/M	$10,627	$7,529	$56	$7,818

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments.
(b)	Number of customers represents those customers with available commitments.
(c)	Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.
(d)	Includes commitments originated by Mellon United National Bank ($88 million), Mellon 1st Business Bank ($459 million) and lease finance ($1 million).
(e)	Includes commercial and financial, lease finance and international loans and commitments.

N/M — Not meaningful for this disclosure.

Mellon Reports Earnings

April 15, 2003

Selected Capital Data

(dollar amounts in millions, except per share amounts; common shares in thousands)	March 31, 2003		Dec. 31, 2002	March 31, 2002

Total shareholders’ equity	$3,523		$3,395	$3,409
Total shareholders’ equity to assets ratio	9.93%		9.37%	10.40%

Tangible shareholders’ equity (a)	$1,812		$1,681	$1,813
Tangible shareholders’ equity to assets ratio (b)	5.37%		4.87%	5.82%

Tier I capital ratio	8.0%	(d)	7.87%	8.70%	(c)
Total (Tier I plus Tier II) capital ratio	12.6%	(d)	12.48%	13.55%	(c)
Leverage capital ratio	6.7%	(d)	6.55%	7.69%	(c)

Book value per common share	$8.17		$7.88	$7.73
Tangible book value per common share	$4.20		$3.90	$4.11

Closing common stock price per share	$21.26		$26.11	$38.59
Market capitalization	$9,173		$11,248	$17,019
Common shares outstanding	431,475		430,782	441,023

(a)	Includes $16 million, $17 million and $44 million, respectively, of minority interest. In addition, includes $447 million, $448 million and $369 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.
(b)	Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.
(c)	Includes discontinued operations.
(d)	Estimated.

The Corporation’s capital ratios at March 31, 2003, compared with March 31, 2002, reflect the effect of earnings retention offset in part by common stock repurchases, net of reissuances, the effect of a higher level of goodwill and other intangibles resulting from acquisitions and a higher level of assets.

During the first quarter of 2003, 1.3 million shares of common stock were repurchased at a purchase price of $28 million for an average share price of $21.58. At March 31, 2003, an additional .7 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in November 2001. In October 2002, the Board of Directors authorized an additional repurchase program of up to 25 million shares of common stock.

Discontinued Operations

In 2002, the Corporation exited all lines of business serving two defined major classes of customers—retail consumer and small business/middle market customers. The financial results of these businesses are reported as discontinued operations. Following the dispositions, the Corporation’s remaining lines of business serve two defined major classes of customers—high net worth individuals/families and large institutional customers.

Mellon Reports Earnings

April 15, 2003

In accordance with generally accepted accounting principles, earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in this earnings release, including all supplemental information, reflects continuing operations, before the cumulative effect of a change in accounting principle, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers the Corporation’s continuing lines of business do not serve, the disposition of these businesses has no material impact on continuing operations going forward. After-tax gains of $1 million were recorded in the first quarter of 2003, $2 million in the fourth quarter of 2002 and $3 million in the first quarter of 2002, all primarily resulting from the resolution of sale-related issues that were uncertain at the time of disposition and favorable customer retention. There were no remaining assets or liabilities of discontinued operations at March 31, 2003, and Dec. 31, 2002.

Cumulative effect of a change in accounting principle

On Jan. 1, 2003, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 is reported as a cumulative effect of a change in accounting principle in the income statement. The Corporation recognized a one-time after-tax charge of $7 million, or $.01 per share, (pre-tax cost of $11 million) in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results recorded primarily as trust and investment fee revenue. Gross joint venture fee revenue and expense are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes to show the trend of revenue growth in the Corporation’s joint ventures.

Gross joint venture fee revenue	Quarter ended

(in millions)	March 31, 2003(a)	Dec. 31, 2002	March 31, 2002

Trust and investment gross joint venture fee revenue	$92	$73	$71
Foreign exchange gross joint venture fee revenue	4	4	4

Total gross joint venture fee revenue	$96	$77	$75

(a)	Includes results of the joint venture with ABN AMRO, which was formed on Dec. 31, 2002, and which is accounted for under the equity method of accounting beginning in 2003.

Mellon Reports Earnings

April 15, 2003

SUMMARY DATA

Mellon Financial Corporation

	Quarter ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Continuing operations before a $7 million after-tax charge for the cumulative effect of a change in accounting principle (a):
Diluted earnings per share	$.38	$.38	$.47
Income from continuing operations	$167	$164	$211
Return on equity	19.8%	19.4%	24.8%

Net income (a)(b):
Diluted earnings per share	$.37	$.38	$.48
Net income	$161	$166	$216
Return on equity	19.2%	19.8%	25.4%

Fee revenue as a percentage of fee and net interest revenue (FTE)	84%	86%	86%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	67%	69%	70%

Efficiency ratio	75%	79%	70%

Average common shares and equivalents outstanding:
Basic	431,431	430,918	443,882
Diluted	433,102	433,294	447,623

Average balances

Money market investments	$3,122	$2,784	$2,536
Trading account securities	814	800	689
Securities	11,740	10,508	9,464

Total money market investments and securities	15,676	14,092	12,689
Loans	8,212	9,217	9,079
Funds allocated to discontinued operations	—	—	474

Total interest-earning assets	23,888	23,309	22,242
Total assets	35,253	34,154	33,035
Deposits	21,376	20,693	17,504
Total shareholders’ equity	3,412	3,349	3,455

(a)	See page 19 for a discussion of the cumulative effect of a change in accounting principle in the first quarter of 2003.
(b)	Net income amounts include results of discontinued operations, discussed further on pages 18 and 19.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Returns are annualized.

Mellon Reports Earnings

April 15, 2003

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended

(in millions, except per share amounts)	March 31, 2003	Dec. 31, 2002	March 31, 2002

Noninterest revenue
Trust and investment fee revenue	$682	$735	$775
Cash management revenue	75	74	68
Foreign exchange revenue	38	30	35
Securities trading revenue	5	13	4
Financing-related revenue	32	41	34
Equity investment revenue	3	(21)	21
Other	6	28	6

Total fee and other revenue	841	900	943
Gains on sales of securities	11	31	—

Total noninterest revenue	852	931	943
Net interest revenue
Interest revenue	252	244	269
Interest expense	96	98	113

Net interest revenue	156	146	156
Provision for credit losses	4	6	4

Net interest revenue after provision for credit losses	152	140	152
Operating expense
Staff expense	453	491	476
Professional, legal and other purchased services	92	107	83
Net occupancy expense	64	60	63
Equipment expense	54	62	56
Business development	25	33	32
Communications expense	27	27	28
Amortization of intangible assets	5	5	3
Other expense	38	53	31

Total operating expense	758	838	772
Income
Income from continuing operations before income taxes and cumulative effect of accounting change	246	233	323
Provision for income taxes	79	69	112

Income from continuing operations before cumulative effect of accounting change	167	164	211
Cumulative effect of accounting change, net of tax	(7)	—	—

Income from continuing operations	160	164	211
Discontinued operations:
Income (loss) from operations after tax	—	—	2
Net gain on disposals after tax	1	2	3

Income from discontinued operations (net of applicable tax expense of $1, $2 and $3)	1	2	5

Net income	$161	$166	$216

Earnings per share
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting change	$.39	$.38	$.48
Cumulative effect of accounting change	(.02)	—	—

Continuing operations	$.37	$.38	$.48
Net income	$.37	$.38	$.49

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting change	$.38	$.38	$.47
Cumulative effect of accounting change	(.01)	—	—

Continuing operations	$.37	$.38	$.47
Net income	$.37	$.38	$.48

Mellon Reports Earnings

April 15, 2003

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	March 31, 2003	Dec. 31, 2002	March 31, 2002 (a)

Assets
Cash and due from banks	$2,835	$2,728	$2,734
Money market investments	2,614	4,160	2,361
Trading account securities	841	792	614
Securities available for sale	12,326	11,054	9,139
Investment securities (approximate fair value of $486, $548, and $714)	466	527	696
Loans	7,818	8,438	9,558
Reserve for loan losses	(114)	(127)	(106)

Net loans	7,704	8,311	9,452
Premises and equipment	700	704	708
Goodwill	2,064	2,065	1,904
Other intangibles	110	114	105
Assets of discontinued operations	—	—	497
Other assets	5,820	5,776	4,560

Total assets	$35,480	$36,231	$32,770

Liabilities
Deposits	$21,640	$22,657	$18,678
Short-term borrowings	2,007	1,569	3,393
Other liabilities	2,935	3,069	1,880
Notes and debentures (with original maturities over one year)	4,327	4,493	4,009
Trust-preferred securities	1,048	1,048	985
Liabilities of discontinued operations	—	—	416

Total liabilities	31,957	32,836	29,361

Shareholders’ equity
Common stock—$.50 par value
Authorized—800,000,000 shares, Issued—588,661,920 shares	294	294	294
Additional paid-in capital	1,887	1,886	1,875
Retained earnings	5,601	5,514	5,230
Accumulated unrealized gain, net of tax	60	41	10
Treasury stock of 157,187,349; 157,880,343; and 147,638,988 shares at cost	(4,319)	(4,340)	(4,000)

Total shareholders’ equity	3,523	3,395	3,409

Total liabilities and shareholders’ equity	$35,480	$36,231	$32,770

(a)	In the second quarter of 2002, the Corporation began to record the reserve for loan commitments as a liability. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.